UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                 SCHEDULE TO/A
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                     of the Securities Exchange Act of 1934
                               (Amendment No. 3)
                           --------------------------
                             WCI COMMUNITIES, INC.
                       (Name of Subject Company (Issuer))

                               Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn
                      (Names of Filing Persons (Offerors))

                          Common Stock, Par Value $.01
                         (Title of Class of Securities)

                                    92923C104
                      (CUSIP Number of Class of Securities)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
           (Name, Address and Telephone Number of Person Authorized to
         Receive Notices and Communications on behalf of Filing Persons)

                            CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)                                 AMOUNT OF FILING FEE(2)
     $789,302,954                                              $157,860.60
-------------------------
(1) Estimated solely for the purpose of calculating the fee in accordance with the Rule 0-11 of the Securities Exchange Act of 1934.

(2) The amount of the fee is based upon the product of 35,877,407 shares of common stock of WCI Communities, Inc. at a price of $22.00 per share.

|X| Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $157,860.60      Form or Registration No.: Schedule TO-T
Filing Party: Icahn Partners LP, Icahn               Date Filed:  March 23, 2007
Onshore LP, CCI Onshore Corp., Icahn
Partners Master Fund LP, Icahn Partners
Master Fund II L.P., Icahn Partners
Master Fund III L.P., Icahn Offshore LP,
CCI Offshore Corp., High River Limited
Partnership, Hopper Investments LLC,
Barberry Corp. and Carl C. Icahn

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

     |X| third-party tender offer subject to Rule 14d-1.

     |_| issuer tender offer subject to Rule 13e-4.

     |_| going-private transaction subject to Rule 13e-3

     |X| amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results
of the tender offer:                                                         |X|

                      COMBINED SCHEDULE TO AND SCHEDULE 13D

     This Amendment No. 3 amends and supplements the Tender Offer Statement on Schedule TO filed on March 23, 2007 (as amended, the "Schedule TO"), and amended on May 11, 2007 by Amendment No. 1 thereto and amended on May 17, 2007 by Amendment No. 2 thereto, by Icahn Partners LP, a Delaware limited partnership ("Icahn Partners"), Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership ("Icahn Master"), Icahn Partners Master Fund II L.P., a Cayman Islands exempted limited partnership ("Icahn Master II"), Icahn Partners Master Fund III L.P., a Cayman Islands exempted limited partnership ("Icahn Master III"), High River Limited Partnership, a Delaware limited partnership ("High River" and collectively with Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, the "Offeror"), Icahn Onshore LP, a Delaware limited partnership ("Icahn Onshore"), CCI Onshore Corp., a Delaware corporation ("CCI Onshore"), Icahn Offshore LP, a Delaware limited partnership ("Icahn Offshore"), CCI Offshore Corp., a Delaware corporation ("CCI Offshore"), Hopper Investments LLC, a Delaware limited liability company ("Hopper"), Barberry Corp., a Delaware corporation ("Barberry"), and Carl C. Icahn ("Icahn" and collectively with the Offeror, Icahn Onshore, CCI Onshore, Icahn Offshore, CCI Offshore, Hopper and Barberry, the "Filing Persons"), relating to the offer by the Offeror to purchase (i) any and all outstanding shares of common stock, par value $0.01 per share, of WCI Communities, Inc., a Delaware corporation ("WCI"); and (ii) the associated rights to purchase certain preferred stock issued under the Rights Agreement, dated as of January 30, 2007, between WCI and Computershare Trust Company, N.A., as Rights Agent, as amended, at a price of $22.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 23, 2007, as amended by the Supplement to Offer to Purchase, dated May 11, 2007, and the Supplement No. 2 to Offer to Purchase, dated May 17, 2007, and in the related Letter of Transmittal, dated March 23, 2007, including the Instructions thereto, as it may be supplemented or amended from time to time. Capitalized terms used herein and not otherwise defined have the respective meanings ascribed thereto in the Schedule TO.

     Unless otherwise stated below, the information set forth in the Schedule TO, as amended by Amendment No. 1 thereto, Amendment No. 2 thereto and this Amendment No. 3, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to Items 1-9 and Item 11 of this Amendment No. 3 to Schedule TO. You should read this Amendment No. 3 to Schedule TO together with the Schedule TO filed on March 23, 2007, Amendment No. 1 thereto filed on May 11, 2007, and Amendment No. 2 thereto filed on May 17, 2007.

     As permitted by General Instruction G to Schedule TO, this Amendment No. 3 to Schedule TO is also an amendment to the joint statement on Schedule 13D filed on October 28, 2005 by the Filing Persons (other than Icahn Master II and Icahn Master III), as amended by the Schedule TO-C filed on March 13, 2007 by the Filing Persons (other than Icahn Master II and Icahn Master III), as amended by the Schedule TO filed on March 23, 2007 by the Filing Persons, as amended by Amendment No. 1 to the Schedule TO filed on May 11, 2007 by the Filing Persons, and as amended by Amendment No. 2 to the Schedule TO filed on May 17, 2007 by the Filing Persons.

Items 1-11.

Items 1 through 11 of the Schedule TO are hereby amended and supplemented by adding thereto the following:

     On May 21, 2007, Carl Icahn announced that the Offer expired. Any Shares tendered in the Offer will be returned and not purchased. A copy of this press release is filed herewith as Exhibit (a)(5)(ii) and incorporated herein by reference.

Item 12. Exhibits

Exhibit      Description
----------   -------------------------------------------------------------------
(a)(5)(ii)   Press Release, dated May 21, 2007, announcing expiration of the
             Offer (filed herewith)

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,279,725

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,279,725

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      OO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,279,725

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,279,725

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,279,725

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.05%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,914,558

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,914,558

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      CCI Offshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      1,914,558

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      1,914,558

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,914,558

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      4.56%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Partners LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      2,901,892

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      2,901,892

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      PN

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON CCI Onshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,901,892

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,901,892

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,901,892

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      6.91%

14 TYPE OF REPORTING PERSON*
      CO

CUSIP No.  92923C104

1  NAME OF REPORTING PERSON
      Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
      OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)                                                              / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      6,096,175

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      6,096,175

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,096,175

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*    / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      14.51%

14 TYPE OF REPORTING PERSON*
      IN

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 21, 2007

ICAHN PARTNERS LP

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

ICAHN ONSHORE LP

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

CCI ONSHORE CORP.

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

ICAHN PARTNERS MASTER FUND LP

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

ICAHN PARTNERS MASTER FUND II L.P.
By:  Icahn Offshore LP, its managing general partner

  By:  /s/ Keith A. Meister
       --------------------
       Name:   Keith A. Meister
       Title:  Managing Director

ICAHN PARTNERS MASTER FUND III L.P.
By:  Icahn Offshore LP, its managing general partner

  By:  /s/ Keith A. Meister
       --------------------
       Name:   Keith A. Meister
       Title:  Managing Director

  [WCI Communities, Inc.: Signature page to Amendment No. 3 to the Schedule TO
       Announcing the Expiration of the $22.00 "Any and All" Tender Offer]

ICAHN OFFSHORE LP

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

CCI OFFSHORE CORP.

By:  /s/ Keith A. Meister
     --------------------
     Name:   Keith A. Meister
     Title:  Managing Director

HIGH RIVER LIMITED PARTNERSHIP
By:  Hopper Investments LLC, its general partner
  By:  Barberry Corp., its sole member

    By:  /s/ Edward E. Mattner
         ---------------------
         Name:   Edward E. Mattner
         Title:  Authorized Signatory

HOPPER INVESTMENTS LLC
By: Barberry Corp., its sole member

  By:  /s/ Edward E. Mattner
       ---------------------
       Name:   Edward E. Mattner
       Title:  Authorized Signatory

BARBERRY CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name:   Edward E. Mattner
     Title:  Authorized Signatory



  [WCI Communities, Inc.: Signature page to Amendment No. 3 to the Schedule TO
       Announcing the Expiration of the $22.00 "Any and All" Tender Offer]

/s/ Carl C. Icahn
-----------------
CARL C. ICAHN



















  [WCI Communities, Inc.: Signature page to Amendment No. 3 to the Schedule TO
       Announcing the Expiration of the $22.00 "Any and All" Tender Offer]

                                  EXHIBIT INDEX


Exhibit        Description
------------   -----------------------------------------------------------------
(a)(1)(i)      Offer to Purchase, dated March 23, 2007 (previously filed)

(a)(1)(ii)     Letter of Transmittal (previously filed)

(a)(1)(iii)    Notice of Guaranteed Delivery (previously filed)

(a)(1)(iv) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (previously filed)

(a)(1)(v)      Letter to Clients (previously filed)

(a)(1)(vi) Guidelines for Certification of Taxpayer Identification Number (previously filed)

(a)(1)(vii)    Supplement to Offer to Purchase, dated May 11, 2007
               (previously filed)

(a)(1)(viii)   Supplement No. 2 to Offer to Purchase, dated May 17, 2007
               (previously filed)

(a)(5)(i) Summary Advertisement of the Offeror, dated March 23, 2007 (previously filed)

(a)(5)(ii) Press Release, dated May 21, 2007, announcing expiration of the Offer (filed herewith)